Exhibit 10.2

TRANSITION AGREEMENT

SEQUENTIAL BRANDS GROUP, INC. (the “Company”), and Peter Lops (including your successors, assigns, estate, heirs, executors and, administrators, which shall be collectively hereinafter referred to as “you”) understand that you have resigned your employment with the Company effective as of January 6, 2020 (the “Termination Date”), and agree to the following (the “Agreement”) in full and final resolution of all matters between them. Reference is made to your employment agreement dated as of February 27, 2018 by and between you and the Company (the “Employment Agreement”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

1.     Following receipt of this signed Agreement and expiration of the revocation period set forth below, and subject to your continued compliance with the terms of this Agreement, you shall make yourself available to provide cooperation with the Company as set forth in Section 12 hereto. You will be an independent contractor of the Company in providing such services and the Company shall not have the right to direct or control your performance of such services. In consideration of such services, and subject to your compliance with the Agreement, the Company shall pay you as follows: (i) $56,000 on January 15, 2020 (following the expiration of the revocation period); and (ii) $56,500 on March 10, 2020, for a total fee of $112,500 (the “Consulting Fee”).  You shall not be eligible to actively participate in any Company benefit plan after the Termination Date, and you shall be solely responsible for all taxes payable with respect to the Consulting Fee.   The Company’s 2019 performance goals for awarding you and other employees an Annual Bonus will not be met.  You acknowledge and agree that you are not entitled to receive an Annual Bonus for the year ending December 31, 2019.  For the avoidance of doubt, your remaining 50,000 unvested restricted stock units (the “Unvested RSUs”), as well as all of your outstanding performance stock units (the “Unvested PSUs”) shall be forfeited as of the Termination Date and you shall have no further rights with respect thereto.  You represent that you have no equity or equity-type grants with respect to shares of the Company’s common stock (including, but not limited to, restricted shares, restricted share units, performance share units or stock options) other than the Unvested RSUs and Unvested PSUs (each of which shall be deemed forfeited as of the Termination Date).

2.     All of your benefits coverage (which includes your dependents) shall end as set forth on the attached Schedule A. Note that under COBRA, you have the option to extend your health care coverage for up to eighteen months or any greater period required by state law. To the extent that you elect under COBRA to extend certain benefits, you shall be responsible for paying for the entire premium for such benefits directly. Further information regarding COBRA and the applicable forms shall be provided under separate cover. If you have a Flexible Spending Account, you shall have ninety (90) days from your Termination Date to claim eligible expenses incurred on or prior to your Termination Date; provided that you may have an opportunity to elect under COBRA to continue to make contributions to your health Flexible Spending Account through the remainder of the calendar year in which the Termination Date occurs, in which case (and provided you made such contributions) you would be able, for a period of ninety (90) days from the end of such calendar year, to claim eligible expenses incurred through the end of such calendar year. Regardless of whether you sign this Agreement, you will be paid out for the number of days of accrued, unused vacation set forth on the attached Schedule A.

3.     Your ability to contribute to the Company’s 401(k) plan will cease effective the Termination Date. Further information and important tax information will be provided under separate cover.

4.     Effective as of the Termination Date, except as provided in paragraph 1, you hereby resign from all positions with the Company and its affiliates (including, without limitation, as an officer and/or member of the boards of directors of the Company’s subsidiaries).  The Company, together with all of its past and present subsidiaries, affiliates, predecessors, successors and assigns, are collectively hereby referred to as “the Company Entities”.

5.     You agree to direct all prospective employers seeking employment references to contact in writing the Human Resources Department, or such other person as the Company may designate from time to time. When contacted in such manner, consistent with Company policy, the Company shall state that pursuant to its policy, it can only provide your dates of employment and title to such prospective employers.

6.     In consideration of the Company’s agreements set forth in this Agreement, subject to paragraph 7 below, you release and forever discharge the Company and its current and former subsidiaries and affiliates, the current and former officers, directors, agents, and employees of each of the foregoing and the successors and assigns of each of the foregoing (which shall be collectively hereinafter referred to as the “Representatives”) from any and all causes of action, claims, demands, damages, liabilities, liens, costs and expenses (including without limitation attorneys’ fees) (collectively, “Claims”) of every kind and nature whatsoever, whether known or unknown, related in any way to any acts, failures to act, omissions, facts or circumstances occurring on or prior to the date of this Agreement, including but not limited to any and all Claims (i) arising out of or in any way related to your employment with the Company and/or the termination of such employment, including without limitation Claims in connection with the Employment Agreement or for additional salary, bonus, incentive, commission, benefits, expenses, vacations (except for the accrued but unused vacation days set forth in Schedule A hereto), back pay or front pay; (ii) in tort, including but not limited to wrongful or retaliatory discharge in violation of public policy, emotional distress, slander, defamation, and interference with contractual relations; (iii) in contract, whether express or implied; (iv) under any Company policy, procedure, benefit plan or other agreement; or (v) under any and all federal, state or local laws or ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act (excluding those involving vested benefits in the Company’s 401(k) plan), the Federal Family and Medical Leave Act, the Sarbanes-Oxley Act, the New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, and the New Jersey Conscientious Employee Protection Act, for harassment or discrimination on the basis of any protected classification, whistle blowing, or retaliation of any kind; or any other cause of action. You represent and warrant that you are the sole and lawful owner of all right, title and interest in and to every Claim and other matter that you are releasing hereby and that no other party has received any assignment or other right of substitution or subrogation to any such Claim or matter. You also represent that you have the full power and authority to execute this Agreement on behalf of yourself and the other parties that may be included in the definition of “you” above. However, notwithstanding the foregoing, you are not releasing, and for the avoidance of doubt Claims do not include, your rights, if any (i) to payment of any authorized but unreimbursed business expenses incurred prior to the termination of your employment with the Company or any of its subsidiaries in accordance with Section 4(e) of the Employment Agreement, (ii) under any employee pension or welfare plan or program in which you participate or participated, and (iii) to be indemnified and provided with legal representation pursuant to Section 8 of the Employment Agreement or pursuant to any other agreements or policies to which you may be entitled to indemnification.

7.     You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) challenge the validity of this Agreement; (f) extend your health care coverage for up to eighteen months or any greater period required by state law under COBRA; and/or (g) the 35,204 shares of the Company’s common stock that you received in March 2019 (net of taxes and other withholding) as a result of the vesting in March 2019 of certain restricted stock units and performance stock units.  For the avoidance of doubt, you are not releasing the Company from any Claims you may have that arise after the date this Agreement is fully executed by you.

Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti- discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies. Nothing in this Agreement is intended to limit or affect your ability to respond to a subpoena, to respond to an inquiry by a governmental or self-regulatory body, to enforce this Agreement, or to disclose the terms of this Agreement to your attorneys, financial advisors or members of your immediate family

In addition, nothing in this Agreement, including but not limited to the release of Claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of U.S. law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of law or regulations in the U.S.; or (3) otherwise fully participating in any U.S. governmental whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration or from receiving individual monetary awards or other individual relief by virtue of participating in such whistleblower programs.

8.     You understand, subject to the narrow limitations in paragraph 7 above, and agree that this Agreement extinguishes all claims you may have against the Company and its Representatives, whether such claim is currently known or unknown, vested or contingent, foreseen or unforeseen. You understand that if any fact concerning any matter covered by this Agreement is found hereafter to be other than or different from the facts you now believe to be true, you expressly accept and assume that this Agreement shall be and remain effective, notwithstanding such difference in the facts.

9.     You affirm, by signing this Agreement, that you have no potential or actual claims against the Company or its Representatives regarding any issues relating to or arising out of your employment, directorship, or the termination thereof, and agree not to file any such actions in court against the Company in any court, tribunal or other forum, except for any action which may be necessary to enforce the terms of this Agreement or a challenge to the validity of the waiver under the ADEA. You further affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled. You also affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. You further affirm that you have no known workplace injuries or occupational diseases and that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

10.   In exchange for the consideration provided for in this Agreement, the Company, its parents, subsidiaries, affiliates, directors, shareholders, officers, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges you and your respective agents, attorneys, accountants, insurers, consultants, representatives, future employers, successors and assigns (collectively, “Employee Releasees”), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which the Company has, had, claims or could claim to have against you, or any Employee Releasees, including but not limited to any and all claims which relate to, arise from, or are in any manner pertaining to your employment with the Company or other reason or basis whatsoever; provided, however you acknowledge and agree that you are and will continue to be bound by the terms and conditions set forth in the Employment Agreement that survive the termination thereof (including the restrictive covenants set forth in Sections 6 and 7 of the Employment Agreement) (the “Continuing Obligations”), all of which continue to remain in full force and effect for the periods set forth therein notwithstanding the termination of your employment, and are hereby incorporated herein by reference and made part of this Agreement. This release does not include any willful acts of misconduct or fraud which the Company may not have knowledge of as of the date of this Agreement.

11.   In addition, you agree for a period of 2 years following the Termination Date, that you will not knowingly, in any way (i) defame or maliciously disparage the Company or any Representative or make or solicit any comments, statements or the like, to the media, to current, future or former employees or to others, that may reasonably be considered to be derogatory or detrimental to the good name or business reputation of the Company or any Representative, or (ii) take any direct action against the Company, or any action directly related to the Company, that could reasonably be expected to harm the Company. You understand that any unauthorized disclosure or disparagement by you in violation of this Agreement will be considered a breach of this Agreement. This restriction shall not apply to any good faith communications with government agencies or truthful testimony required by law or legal process. The Company agrees for a period of 2 years following the Termination Date that it will not knowingly, in any way (i) defame or maliciously disparage you or make or solicit any comments, statements or the like, to the media, to current, future or former employers of yours or to others, that may reasonably be considered to be derogatory or detrimental to your good name or your business reputation, or (ii) take any direct action against you, or any action directly related to you, that could reasonably be expected to harm you. This restriction shall not apply to any good faith communications with government agencies or truthful testimony required by law or legal process.

12. In further consideration of the payments and/or benefits you are eligible to receive pursuant to this Agreement, you agree to reasonably cooperate with the Company Entities, their legal counsel and designees regarding (i) transitioning (through March 31, 2020) any business or financial matters you were involved in during your employment with the Company; and (ii) any current or future claim, investigation (internal or otherwise), inquiry or litigation relating to any matter with which you were involved or had knowledge or which occurred during your employment, with such assistance including, but not limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena); provided, however, that the Company will reimburse you for your reasonable expenses (including attorneys’ fees and travel expenses) actually incurred by you in connection with such cooperation under point 12(ii) of this Section 12 (it being understood that if any such expenses are expected to exceed $5,000, you shall inform the Company prior to incurring such expenses to provide the Company with an opportunity to either agree to reimburse you for such expenses or advise you not to provide such cooperation necessitating the incurrence of such expenses.

13. You agree to use reasonable efforts to notify the Company within a reasonable period of time should you learn of a subpoena or other court order requiring your participation in any legal proceeding relating to or stemming from your employment with the Company. “Reasonable period of time” means sufficiently in advance of the date on which you must respond to such subpoena or other court order so that the Company can intervene to challenge or quash such subpoena or other court order.

14. Section 7(e) of the Employment Agreement is hereby incorporated by reference. You understand that if you should violate any provision of this Agreement, the Company may take legal action to enforce the Agreement and may be entitled to any and all other equitable and legal remedies which may be available to it including monetary damages. You acknowledge that your compliance with this Agreement is necessary to protect the business and goodwill of the Company, and that a breach will result in irreparable and continuing damage to the Company, for which money damages may not provide adequate relief. Consequently, you agree that, in the event you breach, or threaten, or attempt to breach these provisions of the Agreement, the Company shall be entitled to seek temporary restraining orders and preliminary or permanent injunctions in order to prevent the occurrence of continuation of such harm and money damages insofar as they can be determined, and you further agree that in connection with any such request for relief by the Company, the Company shall not be required to prove that the Company’s remedies at law are inadequate and the Company shall not be required to post any bond or other security, unless required by law. You acknowledge that these provisions are reasonably and properly required for the protection of the Company.

15. The parties acknowledge that this Agreement is not an admission on either of their parts. Accordingly, this Agreement may not be admissible in any forum as an admission of any kind; provided that this sentence shall not prohibit either party from admitting into evidence the terms of this Agreement for the sole purpose of enforcing such terms. The parties further agree that questions regarding the interpretation of the language of the Agreement shall not be presumptively interpreted against the drafter as the Agreement is a product of negotiations between the parties.

16.  You acknowledge and understand that:

a.     the above-referenced consideration represent the total payments you will receive from the Company in return for signing this Agreement and exceeds that to which you would otherwise be entitled;

b.     you shall no longer be considered an employee of the Company after the Termination Date, and therefore, that the benefits of employment, other than those specifically referenced in this Agreement, will not be available after such date;

c.     you are not entitled to any additional payments under the Company’s policies, benefit or commission plans, or any expressed or implied agreement with the Company other than as set forth in this Agreement;

d.     it is in exchange for the good and sufficient consideration provided in this Agreement that you agree to the provisions herein; and

e.     you have received and agree to Schedule A attached hereto.

17. You acknowledge that you have the right, and have been advised by the Company, to consult with an attorney, and that you have done so to the extent you desired prior to executing this Agreement. You understand that you are entitled to fully consider this Agreement for a period of up to twenty-one (21) days. In the event you sign the Agreement prior to the expiration of the time to consider this Agreement, the remaining time shall be waived. Further, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until after both parties have signed it and eight days have elapsed from you executing it, providing you have not revoked your Agreement in writing before that date as you may revoke this Agreement for up to seven (7) days following its execution by sending written notice to the attention of Liz Nissen at the Company and personally delivering it or postmarking it prior to the end of such seven (7) day period.

18. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

19. This Agreement contains the complete understanding between the Company and you related to the subject matter hereto, and supersedes all prior agreements and understandings between the Company and you related to the subject matter of this Agreement; provided, however, that certain references to Sections in the Employment Agreement that (i) are in the last sentence of Section 6 of this Agreement; (ii) are in Section 14 of this Agreement; and (iii) relate to your Continuing Obligations under Section 10 of this Agreement, are also part of this Agreement and are incorporated by reference. Each party agrees that it is not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement. This Agreement may not be modified, changed or altered by any oral promise or statement, nor shall any written modification of this Agreement be binding on the Company until such modification is approved in writing by an officer of the Company. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement.

20. You may not assign any of your rights or obligations under this Agreement without obtaining the express written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. This Agreement is made under, and shall be governed by and construed under, the laws of the State of New York, without reference to principles of choice of law that might call for application of the substantive law of another jurisdiction. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.

By signing below, the Company and you indicate that they have carefully read and understood the terms of this Agreement and the attached Schedules, enter into this Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Eric Gul	1/6/2020
Eric Gul		Date: January 6, 2020
General Counsel

/s/ Peter Lops		1/6/2020
Peter Lops		Date: January , 2020

Schedule A

Name: Peter Lops

Termination Date: January 6, 2020

Consideration subject to your compliance with the Agreement:

Consulting Fee specified in paragraph 1

Benefits:

Last day of benefits coverage:

Medical, Dental, Vision – January 30, 2020

401k – Termination Date – January 6, 2020

Note: Certain benefits such as health insurance may be continued at your own expense pursuant to COBRA and state law

By signing this Agreement, I confirm that I do have ten (10) accrued but unused vacation days.

/s/ Peter Lops	1/6/2020
Signature	Date: January 6, 2020

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